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                                EXHIBIT 10.16
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                 LEASE TERMINATION AGREEMENT

THIS AGREEMENT made as of this 23rd day of December, 1998, by and between Merritt-HA L.L.C. (hereinafter called
"Landlord") and K2 Design, Inc. (hereinafter called
"Tenant".



                    EXPLANATORY STATEMENT


     By Lease Agreement (hereinafter called the "Lease") dated November 6, 1996, Scarlet Harbor Associates Limited Partnership leased to Tenant, and the latter rented from the former, certain premises within the building known as 200 S. President St., 9th Floor, Baltimore, MD 21202 in Baltimore City, Maryland for the term ending November 30, 1999. Subsequently, the interest of Merrit under the Lease was assigned to Merritt-HA, L.L.C. Tenant has requested that Landlord terminate the Lease under the terms and conditions hereinafter set forth, which Landlord has agreed to do.

     NOW, THEREFORE, THIS AGREEMENT WITNESSETH that for and in consideration of the covenants and agreements herein contained, the parties hereto hereby covenant and agree as follows:

       1. Simultaneously with the execution of this Agreement Tenant has paid Landlord the sum of Two Thousand
Five hundred and Five Dollars and No Cents ($2,505.00)
(hereinafter called the "termination fee") as consideration for Landlord's agreement to terminate the Lease as hereinafter provided.

       2. The Lease shall terminate on the thirty-first day of December 1998, (hereinafter called the "termination date"). Tenant covenants and agrees to vacate and surrender the premises on or before the termination date, to leave the premises in a broom-clean condition, and to surrender all keys to Landlord on or before the termination date.


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3. Notwithstanding such termination, Tenant shall continue
to be liable for all rentals and other payments required of Tenant under the Lease up to and including the termination date. The termination fee referred to in paragraph 1 hereof shall not be credited against or deducted from any rentals or other payments due by Tenant under the Lease up to and including the termination date.

4. All rents and other payments due by Tenant under the Lease shall be adjusted and apportioned as of the termination date. If Tenant's liability for any payments due under the Lease, such as water or other similar payments, cannot be determined as of the termination date, Tenant shall remain liable for same and shall make payment thereof within ten (10) days after written notice from Landlord specifying the exact amount due.

5. Landlord's agreement to terminate the Lease and to release Tenant from its obligations thereunder, as set forth in this Agreement, is specifically contingent upon Tenant's acknowledgement that it shall remove all of its property from the Premises prior to the termination date, and that any personal property remaining in the Premises as of the termination date shall be deemed abandoned by Tenant, such that the Landlord shall have the right to dispose of any such personal property in any manner that it sees fit, without any liability to Landlord for such disposition.

6. The execution of this agreement is contingent upon Motta
& Associates, Inc. executing a Lease Agreement with
Merrit-HA, LLC for the premises known as 200 S. President
 St., 9th Floor, Baltimore, MD 21202.

7. The Provisions of the Lease regarding the security deposit shall survive this Termination Agreement.




IN WITNESS WHEREOF the parties hereto have executed the within Agreement as of the day and year first above written.





WITNESS:*
K2 Design Inc.



/s/ Seth Bressman
BY: s/s Steve
(SEAL)

Tenant
*Merrit-HA, LLC
BY: Merrit Management Corporation, AGENT

/s/ Robert Burke
BY: /s/ Scott Dorsey
(SEAL)

Vice President Landlord